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                          AGREEMENT AND PLAN OF MERGER


                                  by and among

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.,
                             a Delaware corporation,

                            NORFOLK SCIENTIFIC, INC.,
                           a Massachusetts corporation
                     doing business as StatSpin Technologies

                                       and

                        STATSPIN ACQUISITION CORPORATION,
                           a Massachusetts corporation












                          Dated as of January 31, 1996




================================================================================

                          AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is made and entered into as of January 31, 1996, by and among INTERNATIONAL REMOTE IMAGING SYSTEMS, INC., a Delaware corporation ("IRIS"), NORFOLK SCIENTIFIC, INC., a Massachusetts corporation doing business as "StatSpin Technologies" ("STATSPIN"), STATSPIN ACQUISITION CORPORATION, a Massachusetts corporation and wholly-owned subsidiary of IRIS ("MERGER SUB"), with reference to the following facts:

     A. IRIS and StatSpin desire to effect a combination of their respective businesses through a merger of StatSpin and Merger Sub.

     B. The Boards of Directors of IRIS and StatSpin believe it is in the best interests of each company and their respective stockholders to consummate such combination on the terms and conditions set forth herein.

     C. The parties intend that such acquisition qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and a "pooling of interests" under Opinion No. 16 of the Accounting Principles Board.

     NOW, THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows (capitalized terms not otherwise defined herein have the meanings set forth in Section 9):

                                    SECTION 1

                         THE MERGER AND RELATED MATTERS

     1.1 THE MERGER. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Massachusetts Business Corporation Law, (a) Merger Sub shall be merged with and into StatSpin (the "MERGER"), (b) the separate existence of Merger Sub shall cease and (c) StatSpin shall continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION") and shall succeed to and assume all of the rights and obligations of Merger Sub in accordance with the Massachusetts Business Corporation Law. The Merger shall have the effects set forth herein and in the applicable provisions of the Massachusetts Business Corporation Law.

     1.2 CLOSING. The closing of the Merger (the "CLOSING") shall take place at the offices of Irell & Manella, counsel to IRIS, at 1800 Avenue of the Stars, Suite 900, Los Angeles, California as soon as practicable after the satisfaction or waiver of the conditions set forth in Section 6. (The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE").

     1.3 CONSUMMATION OF THE MERGER; EFFECTIVE TIME. As soon as practicable on the Closing Date, the parties hereto shall consummate the Merger by executing and filing articles of merger (the "ARTICLES OF MERGER") with the Secretary of State of the Commonwealth of Massachusetts in such form as required by, and executed in accordance with, the Massachusetts Business Corporation Law. The Merger shall become effective (the "EFFECTIVE TIME") upon the filing of the Articles of Merger.

     1.4 ARTICLES OF ORGANIZATION; BY-LAWS. The Articles of Organization and By-Laws of Merger Sub, as in effect immediately prior to the Effective Time and as amended by the Articles of Merger, shall become the Articles of Organization and By-Laws of the Surviving Corporation and thereafter shall continue in effect until amended as provided therein and in the Massachusetts Business Corporation Law.

     1.5 DIRECTORS AND OFFICERS. The directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the By-Laws of the Surviving Corporation, or as otherwise provided by law.

     1.6 CONVERSION OF CAPITAL STOCK. At the Effective Time and subject to the provisions of Sections 1.9 (Escrow of Shares) and 1.10 (Maximum Merger Consideration), by virtue of the Merger and without any action on the part of IRIS, StatSpin, Merger Sub or any stockholder of StatSpin:

          1.6.1 CONVERSION OF OUTSTANDING STATSPIN STOCK. Each share of StatSpin Common Stock issued and outstanding immediately prior to the Effective Time, other than shares held by StatSpin as treasury stock and shares held by persons exercising dissenters' rights ("DISSENTING SHARES"), shall be converted into the right to receive 4.0950 shares of IRIS Common Stock (the "EXCHANGE RATIO").

          1.6.2 CANCELLATION OF STATSPIN TREASURY SHARES. Each Share held by StatSpin as treasury stock immediately prior to the Effective Time shall be cancelled and extinguished at the Effective Time without any conversion thereof and no payment shall be made with respect thereto.

          1.6.3 CONVERSION OF MERGER SUB STOCK. Each share of common stock, $.01 par value per share, of Merger Sub issued and outstanding issued and outstanding immediately prior to the Effective Time shall be converted into one
(1) share of common stock of the Surviving Corporation.

          1.6.4 EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES. As soon as practicable after the Effective Time, each holder of an outstanding certificate(s) that prior thereto represented a share of StatSpin Common Stock shall surrender such certificate(s) to the transfer agent for IRIS, together with a duly executed letter of transmittal or affidavit of loss and such other documents as may be reasonably requested by IRIS or the transfer agent (including, without limitation, an indemnification agreement with respect to lost certificates), and shall thereupon be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of IRIS Common Stock into which the shares so surrendered shall have been converted. No fractional shares shall be issued, but in lieu thereof holders of certificates who would otherwise be entitled to receive a fraction of a share of IRIS Common Stock shall be paid an amount in cash equal to the value of such fraction of a share based upon the IRIS Stock Price. The fractional share interests of each holder shall be aggregated so that no holder receives cash in an amount equal to or greater than the value of one full share of IRIS Common Stock. Until so surrendered, each certificate which, prior to the Effective Time, represented shares of StatSpin Common Stock shall, from and after the Effective Time, represent only the right to receive shares of IRIS Common Stock and cash in lieu of any fractional interests. Neither IRIS, its transfer agent, Merger Sub, StatSpin or the Surviving Corporation shall be liable to any holder of such certificates for any cash or shares of IRIS Common Stock properly paid to a public official pursuant to applicable abandoned property, escheat or similar law.

     1.7 CONVERSION OF STOCK APPRECIATION RIGHTS. At the Effective Time and subject to (A) applicable federal and state withholding requirements, (B) the provisions of Section 1.9 (Escrow of Shares) and (C) the provisions of
Section 1.10 (Maximum Merger Consideration), IRIS shall issue as satisfaction in full for each StatSpin SAR issued and outstanding immediately prior to the Effective Time the number of shares of IRIS Common Stock determined in accordance with this Section 1.7.

          1.7.1 UNCAPPED STATSPIN SAR'S. With respect to each holder of a StatSpin SAR on the Effective Date which is not subject to an SAR Cap, IRIS shall issue a number of shares of IRIS Common Stock equal to (A) the number of shares of StatSpin Common Stock with respect to which such holder's StatSpin SAR has vested MULTIPLIED BY (B) the difference between the StatSpin Stock Price and the base price of such StatSpin SAR (i.e. the "spread") DIVIDED BY (C) the IRIS Stock Price.

          1.7.2 CAPPED STATSPIN SAR'S. With respect to each holder on the Effective Date of a StatSpin SAR subject to an SAR Cap, IRIS shall issue a number of shares of IRIS Common Stock equal to (A) the number of shares of StatSpin Common Stock with respect to which such holder's StatSpin SAR has vested MULTIPLIED BY (B) the difference between the SAR Cap and the base price of such StatSpin SAR (i.e. the "spread") DIVIDED BY (C) the IRIS Stock Price.

          1.7.3 EXCHANGE OF AGREEMENTS; FRACTIONAL SHARES. As soon as practicable after the Effective Time, each holder of an outstanding agreement that prior thereto represented a StatSpin SAR shall surrender such agreement to the transfer agent for IRIS, together with a duly executed letter of transmittal or affidavit of loss and such other documents as may be reasonably requested by IRIS or the transfer agent (including, without limitation, an indemnification agreement with respect to lost certificates), and shall thereupon, subject to applicable federal and state withholding requirements, be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of IRIS Common Stock into which the StatSpin SAR agreement so surrendered shall have been converted. No fractional shares shall be issued, but in lieu thereof holders of StatSpin SAR agreements who would otherwise be entitled to receive a fraction of a share of IRIS Common Stock shall be paid an amount in cash equal to the value of such fraction of a share based upon the IRIS Stock Price. The fractional share interests of each holder shall be aggregated so that no holder receives cash in an amount equal to or greater than the value of one full share of IRIS Common Stock. Until so surrendered, each agreement which, prior to the Effective Time, represented a StatSpin SAR shall, from and after the Effective Time, represent only the right to receive shares of IRIS Common Stock and cash in lieu of any fractional interests. Neither IRIS, its transfer agent, Merger Sub, StatSpin or the Surviving Corporation shall be liable to any holder of such StatSpin SAR for any cash or shares of IRIS Common Stock properly paid to a public official pursuant to applicable abandoned property, escheat or similar law.

     1.8 ASSUMPTION OF WARRANTS AND STOCK OPTIONS. At the Effective Time and subject to the provisions of Section 1.10 (Maximum Merger Consideration), IRIS shall assume each outstanding warrant (a "STATSPIN WARRANT"), and each outstanding option, whether vested or unvested, (a "STATSPIN OPTION"), to purchase shares of StatSpin Common Stock. From and after the Effective Time, each outstanding StatSpin Warrant and each outstanding StatSpin Option shall entitle the holder to purchase shares of IRIS Common Stock on the same terms and conditions as set forth in such StatSpin Warrant or StatSpin Option (including, without limitation, any applicable vesting schedule), EXCEPT THAT (i) the holder shall be entitled to purchase the number, rounded down to the nearest whole integer, of full shares of IRIS Common Stock such holder would have been entitled to receive pursuant to the Merger had such holder exercised such StatSpin Warrant or StatSpin Option in full, including as to unvested shares, immediately prior to the Effective Time, (ii) the price per share of IRIS Common Stock shall be an amount, rounded up to the nearest whole cent, equal to (A) the exercise price per share for the shares of StatSpin Common Stock otherwise purchasable pursuant to the StatSpin Warrant or StatSpin Option DIVIDED BY
(B) the Exchange Ratio, and (iii) the registration rights of the holder shall be as set forth in the Registration Rights Agreement which shall supersede any registration rights previously associated with or contained in such holders StatSpin Option or StatSpin Warrant. As soon as practicable after the Effective Time, upon receipt by IRIS of a copy of such StatSpin Warrant or StatSpin Option, IRIS issue and deliver to the holder thereof an originally signed agreement evidencing the foregoing assumption of such StatSpin Warrant or StatSpin Option by IRIS.

     1.9 ESCROW OF SHARES. At the Closing, the holders of record of StatSpin Common Stock at the Effective Time and the holders of record of StatSpin SAR's at the Effective Time shall deposit in escrow ten percent (10%) of the aggregate number of shares of IRIS Common Stock received by them in connection with the Merger (the "ESCROWED SHARES"). For purposes of creating such escrow, each holder of record of at the Effective Time of StatSpin Common Stock and each holder of record at the Effective

Time of StatSpin SAR's shall contribute a pro rata number of the shares of IRIS Common Stock based on the number of shares of IRIS Common Stock to which all such holders are entitled at the Effective Time. Subject to compliance with the provisions of Sections 1.6.4 (Exchange of Stock Certificates) and 1.7.3 (Exchange of StatSpin SAR Agreements), as applicable, the Escrowed Shares shall be released in accordance with the terms of the Escrow Agreement to the holders of record at the Effective Time of StatSpin Common Stock and the holders or record at the Effective Time of StatSpin SAR's pro rata based on the number of shares of IRIS Common Stock to which each holder was entitled at the Effective Time. The escrow shall be administered in accordance with the terms of the Escrow Agreement. The parties agree that for federal income tax purposes, the holders of record at the Effective Time of StatSpin Common Stock and the holders of record at the Effective Time of StatSpin SAR's will own the Escrowed Shares as of the Effective Time.

     1.10 MAXIMUM MERGER CONSIDERATION. The parties acknowledge that the Exchange Ratio was based on an exchange of $3,000,000 of IRIS Common Stock for all of the outstanding StatSpin Common Stock, StatSpin SAR's, StatSpin Warrants and StatSpin Options. Therefore, the parties agree that the maximum consideration to be paid by IRIS (including IRIS Common Stock to be reserved for issuance upon exercise of StatSpin Options and StatSpin Warrants assumed by
IRIS) pursuant to the Merger shall be limited to a number of shares of IRIS Common Stock equal to $3,000,000 plus the aggregate exercise price of the outstanding StatSpin Options and StatSpin Warrants divided by the IRIS Stock Price. In the event that the outstanding StatSpin Common Stock, StatSpin SAR's, StatSpin Warrants and StatSpin Options at the Effective Time is greater as set forth on SCHEDULES 2.4(A) AND 2.4(B), the Exchange Ratio shall be proportionately decreased. No adjustment shall be made in the aggregate consideration to be paid in the Merger as a result of any cash proceeds received by StatSpin pursuant to the exercise of currently outstanding StatSpin Warrants or StatSpin Options.

     1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of StatSpin and Merger Sub, the officers and directors of StatSpin and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     1.12 REGISTRATION RIGHTS. The shares of IRIS Common Stock issued to holders of StatSpin Common Stock and holders of StatSpin SAR's in connection with the Merger, and the shares of IRIS Common Stock issuable upon exercise to holders of StatSpin Warrants and StatSpin Options assumed by IRIS in connection with the Merger, shall have the registration rights set forth in the Registration Rights Agreement.

     1.13 LEGEND. Each certificate for IRIS Common Stock issued hereunder or under any StatSpin Warrant or StatSpin Option assumed hereunder, and each certificate issued in exchange or upon transfer of any thereof, shall be stamped or otherwise imprinted with a legend in substantially the following form:

     The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or qualified under any applicable state securities laws and may not be transferred, sold, assigned, pledged or otherwise disposed of unless (i) a registration statement under the Securities Act of 1933, as amended, shall have become effective with respect thereto and all applicable qualifications under state securities laws have been obtained with respect thereto, (ii) or a written opinion from counsel for the holder reasonably satisfactory to the issuer has been obtained stating that no such registration or qualification is required.


                                    SECTION 2

                   REPRESENTATIONS AND WARRANTIES OF STATSPIN

     As an inducement for IRIS to enter into this Agreement, StatSpin hereby represents and warrants to IRIS that each of the following statements is true and correct:

     2.1 EXISTENCE AND RIGHTS. StatSpin (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts, and (ii) has the corporate power and authority to own its properties and to carry on its business as now conducted. StatSpin has no interests, direct or indirect, in any partnership, joint venture, corporation or other business entity. The copies of the Charter and By-Laws of StatSpin, which have been previously delivered to IRIS, are complete and correct. StatSpin is duly qualified and in good standing in each jurisdiction in which the character of its business makes such qualification necessary except where the failure to so qualify would not have a Material Adverse Effect on StatSpin.

     2.2 AGREEMENTS AUTHORIZED. The execution, delivery and performance by StatSpin of this Agreement, and any related agreements to which it is or will be a party, have been duly authorized by all necessary corporate action, including, without limitation, approval by the holders of a majority of the outstanding shares of StatSpin Common Stock, and do not require StatSpin to provide or obtain any notice to, or the consent or approval from, any governmental or other regulatory authority or other person except the following:

     (i) the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts;

     (ii) the consent of Citizens Bank of Massachusetts under the terms of the Revolving Loan Agreement dated August 1995 (which consent will not be obtained with the permission of IRIS based on StatSpin's representation that there are no amounts currently outstanding thereunder and will not be any amounts outstanding thereunder on the Closing Date);

     (iii) the consent of the Massachusetts Technology Development Corporation under the terms of an Amended and Restated 9% Subordinated Secured Promissory Note dated February 17, 1995 (which consent will not be obtained with the permission of IRIS based on StatSpin's representation the outstanding principal amount thereof does not exceed $125,000);

     (iv) the consent of holders of more than 50% of the aggregate principal amount outstanding of the StatSpin's 12% Subordinated Notes dated March 13, 1992 (which consents will be obtained prior to Closing);

     (v) the consent of each holder of a StatSpin Option (which consents will be obtained prior to Closing); and

     (vi) the consent of each holder of a StatSpin Warrant (which consents will be obtained prior to Closing).

This Agreement, and any related agreements to which StatSpin is or will be a party, have been (or will be) duly executed and delivered by StatSpin and are (or upon execution and delivery will be) legal, valid and binding obligations of StatSpin enforceable against StatSpin in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and general principles of equity.

     2.3 NO CONFLICT. The execution, delivery and performance by StatSpin of this Agreement and any related agreements will not (i) modify, breach or constitute grounds for the occurrence or declaration of a default under or allow another party a right to terminate (with or without notice or lapse of time or both) any agreement, indenture, undertaking or other instrument to which StatSpin is a party or by which it or any of its assets may be bound or affected except for the agreements as to which StatSpin has disclosed under Section 2.2 with respect to which required consents will not be obtained, (ii) violate any provision of law or any regulation or any order, judgement, or decree of any court or other agency of government to which StatSpin is subject, (iii) violate any provision of the Charter or By-Laws of StatSpin, or (iv) result in the creation or imposition of (or the obligation to create or impose) any Claim on any of StatSpin's properties except as disclosed in Section 2.2.

     2.4 CAPITALIZATION. The authorized capital stock of StatSpin consists solely of 300,000 shares of StatSpin Common Stock, of which 69,771 shares are issued and outstanding. SCHEDULES 2.4(A) AND (B) set forth a complete and accurate list of all outstanding shares of StatSpin Common Stock, StatSpin Warrants, StatSpin Options and StatSpin SAR's, the holders thereof and the material terms thereof. StatSpin has terminated its 1984 Incentive Stock Option Plan and there are no stock options outstanding under such plan. StatSpin does not hold any shares of StatSpin Common

Stock in its treasury. Except as set forth SCHEDULES 2.4(A) AND (B), StatSpin has no outstanding stock appreciation right, option, warrant, convertible debt, subscription agreement, rights agreement or other commitment which either
(i) obligates StatSpin to issue, sell or transfer any shares of the capital stock of StatSpin or any successor-in-interest, (ii) obligates StatSpin to repurchase, redeem or otherwise acquire any outstanding shares of the capital stock of StatSpin, or (iii) may be the basis for a claim by any person that such person has an interest (contingent or otherwise) in the equity of StatSpin or any successor-in-interest. All of the outstanding shares of the StatSpin Common Stock are duly and validly issued, fully paid, non-assessable and not subject to any preemptive rights, are owned of record by the persons in the amounts shown in SCHEDULE 2.4(A), and to the best knowledge of StatSpin are free and clear of all Claims (including, without limitation, stockholders agreements, voting agreements and rights of first refusal) except as set forth on SCHEDULE 2.4(A).

     2.5 FINANCIAL STATEMENTS. StatSpin has previously delivered to IRIS correct and complete copies of (a) audited financial statements for each of StatSpin's last three fiscal years, together with the notes thereto and the unqualified independent auditors' reports of KPMG Peat Marwick thereon, and (b) unaudited interim financial statements for the 6-month periods ended September 30, 1995 and 1994 (such audited and unaudited financial statements, collectively, the "STATSPIN FINANCIAL STATEMENTS"). The StatSpin Financial Statements (i) are correct and complete in all material respects (subject, in the case of the unaudited StatSpin Financial Statements, to normal year-end adjustments which are not expected to be material in amount and the absence of footnotes), (ii) present fairly the financial position of StatSpin at such dates and the results of the operations and cash flows of StatSpin for the periods covered therein, (iii) are complete and correct in all material respects, and
(iv) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

     2.6 NO MATERIAL CHANGES. Since September 30, 1995, StatSpin has conducted its business only in the ordinary course consistent with past practice, and there has not been:

          (i) except as disclosed on ANY SCHEDULE to this Agreement, any Material Adverse Effect, or any occurrence or event which could reasonably be expected to have a Material Adverse Effect, on StatSpin;

          (ii) any declaration or payment of any dividend or other distribution on or in respect of any capital stock of StatSpin, or any direct or indirect redemption, retirement, purchase or other acquisition of any capital stock of StatSpin;

          (iii) any increase, which is either not in the ordinary course of business or is in excess of 5% in the aggregate or for any individual, in the compensation by StatSpin to any of its directors, officers, employees, consultants or agents, or any hiring of a director, officer, employee, consultant or agent at a base compensation level in excess of $40,000 per annum, or

          (iv) any transaction involving StatSpin and any Related Party.

     2.7 UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 2.7, StatSpin has no obligations, indebtedness or liabilities (including without limitation liabilities to current and former employees, including without limitation such liabilities arising out of any benefit plan, health plan, dental plan, long or short term disability plan, life insurance plan, or other similar plan or policy of StatSpin), contingent or otherwise and whether or not such liabilities would ordinarily be required under generally accepted accounting principles to be accrued on a balance sheet or referred to in a footnote, other than: (i) those disclosed or adequately reserved for on StatSpin's September 30, 1995, balance sheet; (ii) obligations, indebtedness or liabilities incurred since September 30, 1995 in the ordinary course of business consistent with past practice; or (iii) obligations and liabilities which do not exceed $30,000 in the aggregate.

     2.8 CONTINGENCIES. Except as set forth on SCHEDULE 2.8 or in the StatSpin Financial Statements, (i) there are no express product warranties relating to products manufactured or distributed by StatSpin; (ii) there is no litigation, arbitration, administrative proceeding, audit request or, to the best knowledge of StatSpin, investigation pending against StatSpin, its business or its assets;
(iii) StatSpin does not know of any threats of, or reasonable basis for, any such litigation, arbitration, administrative proceeding or investigation, the results of which could reasonably be expected to have a Material Adverse Effect on StatSpin; (iv) neither the Food & Drug Administration ("FDA") nor any comparable state agency has within the past six (6) years notified, or to the best StatSpin's knowledge, intends to notify, StatSpin of any violation of the Federal Food, Drug and Cosmetics Act, the regulations promulgated thereunder or any comparable state laws or regulations; (v) StatSpin does not know of, and has never received any notice of, any potential liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or any comparable state law or regulation; (vi) to the extent due on or before the date hereof, StatSpin has paid all sales and use taxes arising out of the operation of its business; and (vi) the StatSpin Financial Statements do not include and, under generally accepted accounting principles applied on a consistent basis, are not required to include, any reserves for liabilities relating to product warranties on the products sold by it. StatSpin is not subject to any order, writ, injunction or decree of any court or other governmental or regulatory authority.

     2.9 REAL PROPERTY. StatSpin does not own or lease any real property other than the 10,851 square feet of the premises located at 85 Morse Street, Norwood, Massachusetts (the "PREMISES") which are leased by StatSpin pursuant to the terms and conditions of that certain Commercial Lease by and between John E. Reardon and Paul E. Reardon, on the one hand, and StatSpin, on the other hand, dated February 15, 1990, as amended by that certain First Amendment to Agreement of Lease dated April 1, 1995. StatSpin has previously delivered a true and correct copy of such lease to IRIS, and StatSpin is not in default thereunder which default could reasonable be expected to have a Material Adverse Effect on StatSpin. To the best knowledge of StatSpin, such lease remains in full force and effect without any default of the other party thereto.

     2.10 PERSONAL PROPERTY AND LEASEHOLD IMPROVEMENTS. StatSpin has the right to use all personal property held by it or used in its business, and the buildings, offices, and any other structures occupied by StatSpin, and all computers, machinery, equipment and motor vehicles owned or used by StatSpin are in the aggregate in good operating condition, except for ordinary wear and tear and assets which are no longer in use, and are generally adequate and sufficient for the operation of StatSpin's business as currently conducted.

     2.11 RESTRICTIVE AGREEMENTS. Except as set forth on SCHEDULE 2.11, there are no contracts, agreements or understandings to which StatSpin is a party or under which StatSpin is bound that in any way preclude or substantially restrict StatSpin from competing in any geographic area or business sector.

     2.12 INTELLECTUAL PROPERTY. SCHEDULE 2.12 identifies all of the Intellectual Property along with (if applicable) the registration numbers, dates of issuance and names of the inventors or authors of such patents, marks, names and registered copyrights and any other related information. Except as set forth on SCHEDULE 2.12, StatSpin is the exclusive owner of all such Intellectual Property free and clear of all Claims and is not a party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to any such Intellectual Property. Except as set forth on SCHEDULE 2.12, (i) StatSpin has the unencumbered right and authority to use all of the Intellectual Property; (ii) to the best knowledge of StatSpin, such use does not conflict with, infringe on, or violate any rights of others; (iii) StatSpin is not in default under any license relating to any of the Intellectual Property;
(iv) there have been no claims made against StatSpin asserting the invalidity, abuse, misuse or unenforceability of any of its Intellectual Property, and, to the best knowledge of StatSpin, there are no reasonable grounds for the same;
(v) StatSpin has not received a notice of conflict with the asserted rights of others with respect to any Intellectual Property within the last three years; and (vi) to the best knowledge of StatSpin, no person is violating or infringing any of the Intellectual Property.

     2.13 INVENTORY. StatSpin's inventory is of a quality saleable in the normal course of business and contains quantities appropriate for normal operations subject to inventory reserves reflected in the StatSpin Financial Statements.

     2.14 INSURANCE. StatSpin has in full force and effect the policies of fire, liability, errors and omissions and other forms of insurance listed on
SCHEDULE 2.14, and the copies of such policies provided to IRIS are accurate and complete. StatSpin reasonably believes that such policies are adequate in amount and scope to cover all pending and reasonably anticipated product liability claims against StatSpin. Furthermore, (i) StatSpin is not in default in any material respect under any such policies and there is no material inaccuracy in any application for such policies, (ii) StatSpin's activities and operations have been conducted in a manner so as to conform in all material respects to the applicable provisions of such policies, and (iii) StatSpin has not received a notice of cancellation, non-renewal or premium increase with respect to any such policy.

     2.15 CONTRACTS. SCHEDULE 2.15 correctly lists all contracts and commitments, written and oral, to which StatSpin is a party or by which StatSpin or any of its assets are bound, including all amendments, modifications and waivers thereto (the "MATERIAL CONTRACTS"), which (i) relate to any Intellectual Property, (ii) relate to any real property, (iii) restrict StatSpin's ability to compete in any product line or in any geographic market, (iv) could reasonably be expected to involve the payment or receipt by StatSpin of more than $30,000 in any 12-month period, (v) relate to the purchase, sale, repurchase, transfer, registration, issuance or voting of StatSpin Common Stock, StatSpin Warrants or StatSpin SAR's, (vi) relate to any indebtedness for borrowed money or any guarantee thereof, (vii) create any lien on any of the assets of StatSpin or
(viii) involve any Related Party; PROVIDED, HOWEVER that Material Contracts shall not include purchase orders or employment contracts. The copies of the Material Contracts (including all amendments, modifications and waivers) previously delivered to IRIS are complete and correct. Each of the Material Contracts (including all amendments, modifications and waivers) (a) has been duly authorized, executed and delivered by StatSpin and, to the best knowledge of StatSpin, the other parties thereto, (b) to the best knowledge of StatSpin, remains in full force and effect to the extent of its terms without any amendment, modification or waiver not reflected in the Material Contracts previously delivered to IRIS, (c) to the best knowledge of StatSpin, is binding on the parties thereto in accordance with and to the extent of its terms and applicable laws, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and general principles of equity and (d) StatSpin has not received any notice threatening or declaring, termination as a result of any alleged uncured breach or default. StatSpin is not in default under any existing note, mortgage, or other Material Contract, including, without limitation, (i) the 11% Subordinated Notes dated April 30, 1991, (ii) the 12% Subordinated Notes dated March 13, 1992, (iii) the Amended and Restated 9% Subordinated Secured Note dated February 17, 1995 and (iv) the Revolving Loan Agreement dated August 1995 with Citizens Bank.

     2.16 ACQUISITION AGREEMENTS. Neither StatSpin nor, to the best knowledge of StatSpin, any stockholder of StatSpin is or intends to be a party to any agreement, written or oral, with any other person or entity concerning a merger, consolidation, asset or stock acquisition, disposition or other business acquisition or business combination transaction involving StatSpin.

     2.17 BUSINESS RELATIONS. StatSpin has good commercial working relationships with its customers, suppliers and distributors. StatSpin has not received notice that any of its customers, suppliers or distributors intends to terminate or alter its relationship with StatSpin except for terminations or alterations which would not, in the aggregate, have a Material Adverse Effect on StatSpin or the Surviving Corporation. StatSpin reasonably believes that the Transactions will not adversely affect the relationship of StatSpin (including, after the Effective Time, Surviving Corporation) with any of its suppliers or distributors.

     2.18 AFFILIATE TRANSACTIONS. Except as disclosed in the notes to the StatSpin Financial Statements, to the best knowledge of StatSpin, no Related Party of StatSpin

(i) owns (other than ownership of less than one percent (1%) of the stock of a publicly traded corporation), directly or indirectly, individually or collectively, any interest in any corporation, partnership, firm, association or sole proprietorship, which is either a competitor, potential competitor, customer, supplier or distributor of StatSpin or has an existing contractual relationship with StatSpin; or (ii) owes any money to or is owed any money by StatSpin, other than indebtedness for compensation earned and not yet paid in the ordinary course of business.

     2.19 BENEFIT PLANS. SCHEDULE 2.19 sets forth all employee benefit plans, funds, programs or arrangements (including but not limited to employee benefit plans as defined in Section 3(3) of ERISA) which StatSpin has sponsored or maintained, or to which it has been required to contribute ("BENEFIT PLANS"). StatSpin has previously delivered to IRIS complete and correct copies of all Benefit Plan documents (including trust, investment management and custodial agreements and insurance and annuity policies and contracts) and the most recent IRS form 5500 Series filing and summary plan description, related to each Benefit Plan. Except as otherwise described on SCHEDULE 2.19, (i) each Benefit Plan has been operated in material conformity with its terms and applicable laws (including but not limited to the Code and ERISA); (ii) all continuation coverage under any group health plan provided by StatSpin or any entity under common control or constituting an affiliated service group with StatSpin (within the meaning of Section 414(b), (c), (m) or (o) of the Code) has been provided in material conformity with the Code and ERISA; (iii) StatSpin has made all contributions required to be made by it under any Benefit Plan for all plan years ending before the Closing Date and has either made or accrued all such contributions with respect to all periods commencing prior to the date hereof, including without limitation all employee contributions and corresponding matching contributions to the 401(k) Plan maintained by StatSpin; (iv) each funded employee pension plan as defined in Section 3(2) of ERISA is qualified under Section 401(a) of the Code, as amended by the Retirement Equity Act and the Deficit Reduction Act of 1984, and nothing has occurred which has resulted or is likely to result in the revocation of such qualification; (v) neither StatSpin nor any entity under common control or constituting an affiliated service group with StatSpin (within the meaning of Section 414(b), (c), (m) or (o) of the Code) sponsors, maintains or is required to contribute to any defined benefit pension plan (as defined in Section 3(35) of ERISA), is a party to or has contributed to any multi-employer plan (as defined in Section 3(37) of ERISA), has incurred any unsatisfied liability under Title IV of ERISA, or assumed any liability under Section 4204 of ERISA; (vi) to the best knowledge of StatSpin, no prohibited transaction (as defined in either Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Benefit Plan;
(vii) StatSpin has complied in all material respects with the reporting and disclosure requirements under ERISA and the Code to the extent applicable to any Benefit Plan; and (viii), to the best knowledge of StatSpin, no director or officer of StatSpin, to the extent he or she is a fiduciary with respect to any Benefit Plan, has breached any responsibility or obligation imposed upon fiduciaries under Title I of ERISA or which would result in any claim being made under, by or on behalf of any Benefit Plan and there has been no actual, anticipated or threatened litigation, arbitration or governmental administrative action concerning or involving any such Benefit Plan. StatSpin has, in all summary plan

                                       -12
descriptions or other written employee communications relating to any employee benefit plan (as defined in Section 3(3) of ERISA), reserved its rights to amend or terminate the Benefit Plan to which the description or other communications relates and has not represented otherwise in any such description or communications, nor has StatSpin represented that any health or medical insurance benefit is available to any employee after such employee's separation from service with StatSpin except as provided in any disability plan, as required by law or as disclosed on SCHEDULE 2.19.

     2.20 ENVIRONMENTAL MATTERS. Except as disclosed on SCHEDULE 2.20, StatSpin has complied in all material respects with, and is in material compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder pertaining to Hazardous Materials, waste, air emissions, water discharges, and other environmental and health safety matters with respect to StatSpin's use or occupation of the Premises. StatSpin has not generated, handled, treated, stored, transported or disposed of any Hazardous Material other than in material compliance with any applicable federal, state or local laws, codes, ordinances, rules or regulations applicable to such activity. StatSpin has no liability for damage to third parties or property or remediation of contaminated property pursuant to CERCLA or similar state laws relating to the use, transportation, storage or disposal of Hazardous Material, nor has StatSpin received notice of, nor does StatSpin have reason to know of, any facts or circumstances which might reasonably be expected to give rise to liability relating to the use, transportation, storage, or disposal of Hazardous Materials, or which might reasonably be expected to give rise to liability for employee exposure to Hazardous Materials. StatSpin has disposed of, or arranged for the disposal of, its solid and liquid wastes in compliance with applicable Hazardous Materials laws. To the best of its knowledge, StatSpin has not disposed of, or arranged for the disposal of, any waste or Hazardous Materials to any location which is listed or proposed for listing under CERCLA, or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to liability on the part of IRIS or the Surviving Corporation for site investigation or cleanup costs, remedial work, damages to natural resources or for personal injury. To the best of its knowledge, StatSpin does not lease any property located on a site which is listed or proposed for listing under CERCLA or on any similar state list.

     2.21 COMPLIANCE WITH LAWS. Except as specifically set forth on ANY SCHEDULE to this Agreement, StatSpin is not in violation of any applicable law or regulation, or of any judgment, order, decree or other requirement of any court, tribunal or governmental body, or any agency or official acting in an official capacity, the violation of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on StatSpin.

     2.22 PERMITS. StatSpin has all Permits and Licenses required for the ownership, use and operation of its property and assets, both real and personal, and all other Permits and Licenses which are necessary or proper for the conduct of its business. Except as set forth on SCHEDULE 2.22, each Permit and License is presently valid and in full force and effect; no proceeding is pending or, to the best knowledge of StatSpin,

                                       -13
threatened to revoke, limit or negate any such Permit or License; and no such Permit or License has ever been revoked, limited or negated or been threatened with such action. Immediately after the Effective Time, each Permit and License will be valid and in full force and effect with respect to StatSpin. StatSpin does not know, or have reason to know, of any facts or circumstances which would reasonably be expected to prevent renewal of any of StatSpin's Permits or Licenses after the Effective Time prior to their scheduled expiration or require additional Permits or Licenses in order to operate its business as presently operated. StatSpin is in compliance in all material respects with its Permits and Licenses.

     2.23 LABOR RELATIONS; EMPLOYEES. StatSpin has good relationships with its employees and consultants. Except for satisfaction of the SAR's as expressly provided in this Agreement, StatSpin has not made and is not obligated to make any payments contingent on the Merger. StatSpin has generally not required its employees and consultants to execute confidentiality, non-competition or invention assignment agreements, but StatSpin reasonably believes that the failure to obtain such agreements from its employees and consultants will not have a Material Adverse Effect on StatSpin. StatSpin does not have any employment, severance, change-of-control or similar agreements with any of its employees other than (i) an Employment Agreement dated as of May 26, 1994 with Thomas F. Kelley, a true and correct copy of which has been previously delivered to IRIS and (ii) agreements evidencing the StatSpin SAR's listed on
SCHEDULE 2.4(B). StatSpin is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, benefits, bonuses or other direct or indirect compensation for any services performed by him or her prior to the date hereof or amounts required to be reimbursed to any of its employees or consultants. Except as disclosed on SCHEDULE 2.8, there is no pending or (to the best knowledge of StatSpin) threatened litigation by any employees or consultants with respect to StatSpin, and there are no pending or (to the best knowledge of StatSpin) threatened administrative actions or claims with respect to StatSpin's relationship to any employee or consultant including without limitation discrimination claims (whether for sex, age, race, religion, national origin or any other reason). There is no unfair labor practice complaint against StatSpin pending before the National Labor Relations Board or any comparable state, local or foreign agency, and there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of StatSpin, threatened against or involving StatSpin. StatSpin is not a party to nor is it subject to any collective bargaining agreement and none is currently being negotiated, and StatSpin is not aware of any union organizing activities in connection with StatSpin. StatSpin has no plans to terminate, and to the best knowledge of StatSpin, no executive, salesperson or key employee or consultant of StatSpin has any plans to terminate, the employment or consulting relationship of any such person with StatSpin either prior to or after the Effective Time.

     2.24 TAXES. Except as disclosed on SCHEDULE 2.24, StatSpin has (i) timely filed all returns for Taxes required to be filed on or before the date hereof or has obtained extensions (without penalty or interest) of the deadline for filing; (ii) paid or adequately reserved on its September 30, 1995 balance sheet for all Taxes which may be owed by it as of such date; (iii) adequately reserved for deferred Taxes in accordance with generally accepted accounting principles consistently applied; and (iv) duly withheld, collected and paid over to the proper governmental authorities all Taxes and assessments required to have been withheld or collected and paid over by StatSpin, all as and to the extent prescribed by law. StatSpin has not been advised of any deficiency claimed or proposed to be claimed against or relating to StatSpin by any taxing authority which has not been paid, settled or adequately reserved for on its September 30, 1995 balance sheet, and there are no matters under discussion with any taxing authority which might reasonably result in the assessment of additional amounts against or relating to StatSpin. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of StatSpin. StatSpin has previously delivered to IRIS complete and correct copies of all federal, state and local income tax returns of or in respect of StatSpin for StatSpin's tax years ended March 31, 1995, 1994, 1993 and 1992. StatSpin is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement. StatSpin has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. StatSpin has never been a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

     2.25 POOLING MATTERS. Neither StatSpin nor any of its Affiliates has, to the best knowledge of StatSpin based solely upon consultation with its independent auditors, taken or agreed to take any action that would prevent IRIS from accounting for the business combination to be effected by the Merger as a pooling of interests under Opinion No. 16 of the Accounting Principles Board.

     2.26 BOARD APPROVAL. The Board of Directors of StatSpin has (i) approved the Merger, this Agreement and the Articles of Merger and (ii) recommended that its stockholders approve the Merger, this Agreement and the Articles of Merger.

     2.27 NO FINDER'S FEE. Neither StatSpin nor, to the best of its knowledge, any of its stockholders, officers, directors, agents or employees have incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or similar amounts with respect to the Transactions.

     2.28 DISCLOSURE. To the knowledge of StatSpin, the written information delivered or made available by StatSpin or its representatives to IRIS or its representatives in connection with the Transactions, taken as whole, does not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein, in the light of the circumstances under which it was made, not misleading, except where such untrue statement or omission was corrected in subsequent information delivered or made available by StatSpin or its representatives to IRIS or its representatives.

     2.29 OFFERING MEMORANDUM. None of the information provided by StatSpin for inclusion in the Offering Memorandum will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     2.30 TRANSACTION EXPENSES. The fees and expenses incurred by StatSpin in connection with the negotiation, preparation and execution of this Agreement and any related agreement, and the consummation of the Transactions, will not exceed $65,000 in the aggregate.


                                    SECTION 3

                     REPRESENTATIONS AND WARRANTIES OF IRIS

     As an inducement for StatSpin to enter into this Agreement, IRIS represents and warrants that each of the following statements is complete and correct:

     3.1 EXISTENCE AND RIGHTS. IRIS (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has the corporate power and authority to own its properties and to carry on its business as now conducted. The copies of the Certificates of Incorporation and By-Laws of IRIS which have been previously delivered to StatSpin are complete and correct.

     3.2 AGREEMENTS AUTHORIZED. The execution, delivery and performance by IRIS of this Agreement, and any related agreements to which it is or will be a party, have been duly authorized by all necessary corporate action and do not require IRIS to provide or obtain any notice to, or the consent or approval from, any governmental or other regulatory authority or other person except the American Stock Exchange. This Agreement, and any related agreements to which it is or will be a party, has been duly executed and delivered by IRIS and is a legal, valid and binding obligation of IRIS enforceable against IRIS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and general principles of equity.

     3.3 NO CONFLICT. The execution, delivery and performance by IRIS of this Agreement and any related agreements will not (i) modify, breach or constitute grounds for the occurrence or declaration of a default under or allow another party a right to terminate (with or without notice or lapse of time or both) any agreement, indenture, undertaking or other instrument to which IRIS is a party or by which it or any of its assets may be bound or affected, (ii) violate any provision of law or any regulation or any order, judgement, or decree of any court or other agency of government to which IRIS is subject, (iii) violate any provision of the Charter or By-Laws of IRIS, or (iv) result in the creation or imposition of (or the obligation to create or impose) any Claim on any of the properties of IRIS.

     3.4 IRIS SHARES. The shares of IRIS Common Stock, when issued in the Merger in compliance with this Agreement, will be duly and validly issued, fully paid and non-assessable.

     3.5 IRIS SEC REPORTS. IRIS has previously furnished to StatSpin complete and correct copies of the IRIS Annual Report on Form 10-K for the year ended December 31, 1994, Proxy Statement dated April 29, 1995 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 (collectively, the "IRIS SEC DOCUMENTS"). As of their respective filing dates, the IRIS SEC Documents complied in all material respects with the requirements of the Exchange Act and none of the IRIS SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of IRIS, including the notes thereto, included in the IRIS SEC Documents (the "IRIS FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), fairly present the consolidated financial position of IRIS at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments) and are complete and correct in all material respects. There has been no change in IRIS accounting principles except as described in the notes to the IRIS Financial Statements. IRIS has no material obligations other than (i) those set forth in the IRIS Financial Statements and (ii) those not required to be set forth in the IRIS Financial Statements under generally accepted accounting principles.

     3.6 NO MATERIAL CHANGES. Since September 30, 1995, there has not been any Material Adverse Effect, or any occurrence or event which could reasonably be expected to have a Material Adverse Effect, on IRIS which has not been disclosed in the SEC Filings or the Offering Memorandum. The IRIS press release dated November 15, 1995 announcing the development program with Poly U/A Systems, Inc. and the completion of a related unit offering is true and correct in all material respects.

     3.7 DISCLOSURE. To the knowledge of IRIS, the written information delivered or made available by IRIS or its representatives to StatSpin or its representatives in connection with the Transactions, taken as a whole, does not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein, in the light of the circumstances under which it was made, not misleading, except where such untrue statement or omission was corrected in subsequent information delivered or made available by IRIS or its representatives to StatSpin or its representatives.

     3.8 NO FINDER'S FEES. Neither IRIS nor any of its officers, directors, agents or employees has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or similar amounts with respect to the Transactions.

     3.9 OPERATIONS OF MERGER SUB. Merger Sub will be a newly formed Massachusetts corporation formed solely for the purpose of facilitating the Merger and, except as otherwise described or contemplated in this Agreement, will not have conducted any business operations prior to the Effective Time.

     3.10 OFFERING MEMORANDUM. None of the information included by IRIS in the Offering Memorandum will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                    SECTION 4

                              COVENANTS OF STATSPIN

     4.1 CONDUCT PRIOR TO EFFECTIVE TIME. StatSpin covenants that, between the date of this Agreement and the Effective Time, unless IRIS shall otherwise consent in writing in advance:

          4.1.1 CAPITAL STOCK CHANGES; DIVIDENDS; REDEMPTIONS. Except for the issuance of shares of StatSpin Common Stock upon the exercise of presently outstanding StatSpin Warrants and StatSpin Options, StatSpin shall not issue or sell any shares of its capital stock or other securities, acquire directly or indirectly, by redemption or otherwise, any such capital stock, reclassify or split-up any such capital stock, declare or pay any dividends thereon in cash, securities or other property or make any other distribution with respect thereto, or grant or enter into any options, warrants, calls or commitments of any kind with respect thereto;

          4.1.2 ORDINARY COURSE. StatSpin shall conduct its business only in the ordinary and usual course consistent with past practice.

          4.1.3 CERTAIN PERSONNEL. StatSpin shall use reasonable efforts to prevent any change with respect to StatSpin's management, supervisory personnel or sales personnel.

          4.1.4 GOODWILL. StatSpin shall use reasonable efforts to preserve the goodwill of customers, suppliers, distributors and others having business relations with StatSpin.

          4.1.5 INSURANCE. StatSpin shall use reasonable efforts to maintain in full force and effect all policies of insurance with respect to StatSpin now in effect (or secure comparable replacement policies in the event the insurer cancels or declines to renew such policies) and shall give all notices and present all claims under all such policies in a timely fashion.

          4.1.6 SALE OR ACQUISITION OF ASSETS. StatSpin shall not Transfer or acquire (whether through a purchase, merger or otherwise) any assets except inventory sold in the ordinary course of business consistent with past practice or capital assets acquired in accordance with Section 4.1.9.

          4.1.7 INDEBTEDNESS. StatSpin shall not (i) borrow or agree to borrow any funds or incur, assume, or guarantee, any obligation or liability (absolute or contingent), which is not incurred in the ordinary course of business; or
(ii) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities or obligations reflected or reserved against in the StatSpin Financial Statements or incurred after the dates thereof in the ordinary course of business consistent with past practice.

          4.1.8 RELATED PARTY TRANSACTIONS. StatSpin shall not effect any transaction with any Related Party except as required under an existing agreement or arrangement the terms of which have been previously disclosed to IRIS, nor shall StatSpin enter into any new contract or arrangement with any Related Party.

          4.1.9 CAPITAL EXPENDITURES AND MATERIAL CONTRACTS. StatSpin shall not (i) make any capital expenditures in excess of $10,000 individually or $30,000 in the aggregate (other than the purchase of tooling as previously discussed with IRIS which shall not be counted toward such dollar limits), (ii) enter into, amend, terminate, renew or waive any provision of any Material Contract or (iii) commit to any of the foregoing.

          4.1.10 AMENDMENT OF CHARTER. StatSpin shall not amend its Charter or By-laws except pursuant to the Articles of Merger or make any change in its authorized or issued capital stock except pursuant to the exercise of the outstanding StatSpin Warrants and StatSpin Options disclosed on SCHEDULE 2.4(A) OR 2.4(B).

          4.1.11 PRESERVATION OF ORGANIZATION. StatSpin shall use reasonable efforts (i) to maintain at all times the status of StatSpin as a corporation duly organized, validly existing, in good standing and duly qualified and licensed to conduct its business as now being conducted in each of the jurisdictions in which such business is now being conducted; (ii) to maintain in effect all Permits and Licenses that are required for StatSpin to carry on its business; and (iii) to preserve StatSpin's business organizations intact.

          4.1.12 STANDARD OF CONDUCT. StatSpin shall operate in compliance with all applicable laws.

          4.1.13 PROHIBITED DISCUSSIONS. StatSpin shall not shall solicit, encourage or respond to any inquiries from any person or entity, or provide information to, or conduct negotiations with, any other person or entity concerning a sale of all or any part of the assets of StatSpin (except a sale of assets of immaterial value in the ordinary course of StatSpin's business as previously conducted), sale of stock, merger, consolidation, or other form of business acquisition or business combination transaction involving StatSpin or its capital stock. StatSpin shall also use reasonable efforts to prevent any of its stockholders or agents from engaging in any of the foregoing activities. StatSpin shall immediately (i) communicate to IRIS the substance of any inquiry or proposal concerning any such transaction which may be received by it or, to its knowledge, any of its stockholders or agents and (ii) reject any such inquiry or proposal.

     4.2 TRANSFERS OF STATSPIN EQUITY SECURITIES. Between the date of this Agreement and the Effective Time, StatSpin shall use reasonable efforts to prevent the Transfer any StatSpin Common Stock or other StatSpin securities.

     4.3 CONSENTS. As promptly as practicable after the date of this Agreement, StatSpin shall effect all filings, registrations and requests for consent with, and use reasonable efforts to obtain all consents, authorizations, approvals and declarations from, all third parties and government agencies required under laws applicable to StatSpin or under contracts to which StatSpin is a party for StatSpin and to consummate the Transactions. StatSpin shall use reasonable efforts to obtain consents required, if any, in order to enable Surviving Corporation to retain after the Effective Time all rights under existing real and personal property leases and other contracts, without modification. IRIS shall use reasonable efforts to assist StatSpin as reasonably requested with all matters described above in this Section 4.3.

     4.4 ACCESS. From the date hereof through the earlier of the Closing or termination of this Agreement, StatSpin shall (i) permit IRIS and its authorized representatives to have full access during normal business hours and under reasonable conditions to any and all premises, properties, files, books, records, documents and other information of StatSpin, (ii) provide IRIS and its authorized representatives with all information which such parties reasonably request concerning the foregoing matters, including without limitation, the financial condition and results of operation of StatSpin, (iii) otherwise reasonably cooperate with and assist IRIS and its authorized representatives in connection with their investigation, (iv) upon the request of IRIS, deliver to IRIS true and correct copies of any documents requested, and (v) provide IRIS with access to and copies as requested of the work papers of KPMG Peat Marwick compiled in connection with reviewing the financial statements of StatSpin. All of the foregoing information shall be deemed confidential information and shall be subject to the confidentiality provisions of the Letter of Intent.

     4.5 STATSPIN STOCKHOLDER APPROVAL. StatSpin shall use its reasonable efforts to secure as soon as practicable the approval (at a meeting or by written consent) of all of its stockholders to the Merger, this Agreement and the Articles of Merger. In connection therewith, StatSpin shall deliver to each of its stockholders, and to each holder of a StatSpin SAR, StatSpin Warrant or StatSpin Option, a copy of the Offering Memorandum prepared by IRIS, and StatSpin shall supply for inclusion therein or incorporation by reference thereby such information regarding StatSpin and the Transactions as may be reasonably requested by IRIS.

     4.6 AFFILIATE AGREEMENTS. StatSpin and IRIS shall each use reasonable efforts to obtain prior to the Closing an executed Affiliate Agreement from each their respective Affiliates with respect to the Transfer of shares of IRIS Common Stock. As soon as practicable after the date hereof, StatSpin shall deliver to IRIS a list of names of those persons who are, in StatSpin's reasonable judgment after consultation with legal counsel, Affiliates of StatSpin. StatSpin shall provide IRIS such information and documents as IRIS shall reasonably request for purposes of reviewing such list. IRIS shall be entitled to place legends on the certificates evidencing any IRIS Common Stock to be issued to StatSpin's Affiliates pursuant to the terms of this Agreement and the Articles of Merger, and to issue appropriate stop transfer instructions to the transfer agent for IRIS Common Stock, consistent with the terms of such Affiliate Agreements, whether or not such Affiliate Agreements are actually delivered to IRIS.

     4.7 POOLING ACCOUNTING. StatSpin agrees not to knowingly take any action that would adversely affect the ability of IRIS to treat the Merger as a pooling of interests, and StatSpin agrees to take such action as may be reasonably required to negate the impact of any past actions which would adversely impact the ability of IRIS to treat the Merger as a pooling of interests.

     4.8 REPRESENTATIONS AND WARRANTIES. StatSpin shall use reasonable efforts to ensure that all of the representations and warranties of StatSpin contained herein shall be true and correct from the date hereof through the Effective Time.

     4.9 LEGAL OPINION. StatSpin shall use its best efforts to cause Goodwin, Procter & Hoar, counsel for StatSpin, to render an opinion at the Closing, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT A.

     4.10 SUPPLEMENTAL INFORMATION. From the date hereof through the Effective Time, StatSpin shall deliver to IRIS immediately upon StatSpin's discovery or access thereto, any information (i) as may be reasonably required to update the information set forth on the Schedules hereto or (ii) that otherwise amends, updates or conflicts with any of the matters discussed in the representations or warranties set forth in Section 2.

     4.11 ANNOUNCEMENTS.  StatSpin shall not (before or after the Effective
Time) make any news release or other public announcement pertaining to the Merger or any related transaction without the prior written consent of IRIS.

                                    SECTION 5

                                COVENANTS OF IRIS

     5.1 REPRESENTATIONS TRUE. Until the Effective Time, IRIS will use its best efforts to prevent the occurrence of any event which would cause any of its representations and warranties set forth in this Agreement not to be true and correct in any material respect.

     5.2 CONSENTS. As promptly as practicable after the date of this Agreement, IRIS shall effect all filings, registrations and requests for consent with, and use reasonable efforts to obtain all consents, authorizations, approvals and declarations from, all third parties and government agencies required under laws applicable to IRIS or under contracts to which IRIS is a party for IRIS or Merger Sub to consummate the Transactions other than the filing of a registration statement under the Securities Act or any similar filing with any state agency under the securities or "blue sky" laws of any state. StatSpin shall use reasonable efforts to assist IRIS as reasonably requested with all matters described above in this Section 5.2.

     5.3 OFFERING MEMORANDUM. As soon as practicable, IRIS shall prepare and deliver to StatSpin an Offering Memorandum (the "OFFERING MEMORANDUM") in form and substance satisfactory to StatSpin and IRIS describing IRIS, StatSpin and the Transactions.

     5.4 LEGAL OPINION. IRIS shall use reasonable efforts to cause Irell & Manella, counsel for IRIS and Merger Sub, to render an opinion at the Closing, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT B.

     5.5 BENEFIT PLANS. IRIS agrees to provide employees of StatSpin with credit for all prior service with StatSpin for purposes of vesting and eligibility under any employee benefit plan, program or arrangement of IRIS and to enroll the Statspin employees in such employee benefit plans, programs and arrangements (including, without limitation, enrolling qualified employees in the IRIS Key Employee Stock Purchase Program) as soon as practicable after the Effective Time; PROVIDED, HOWEVER, IRIS shall continue StatSpin's current health plan absent a significant increase in the cost thereof. Commencing three months after the Effective Date, the senior management of the StatSpin will be eligible for consideration for stock option awards under the 1994 IRIS Stock Option Plan consistent with the Compensation Committee's general practices and policies.

     5.6 INDEMNIFICATION OF STATSPIN DIRECTORS AND OFFICERS. The Articles of Organization and Bylaws of the Surviving Corporation shall contain provisions identical with respect to exculpation and indemnification to those set forth in
Article X of the Articles of Organization of StatSpin and Article V of the Bylaws of StatSpin, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who were directors or officers of StatSpin at the Effective Time. The parties acknowledge that, in the event of a merger of the Surviving Corporation with and into IRIS, the assumption by IRIS of such indemnification obligations would not adversely affect the rights of such directors and officers.

     5.7 TAX COMPLIANCE, REPORTING AND OTHER ACTIONS. The parties acknowledge that the Merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Code. Accordingly, IRIS shall comply with, and shall cause Merger Sub and the Surviving Corporation to comply with, the reporting requirements set forth in Treasury Regulation Section 1.368-3 applicable to them with respect to the Merger Acquisition, and none of them shall make any election or take any reporting or other position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code except as required by law. Further, IRIS, Merger Sub and/or the Surviving Corporation shall not take any action, or fail to take any action, which would disqualify the Merger as a tax free reorganization under Section 368(a) of the Code. Without limiting the foregoing, IRIS shall cause the Surviving Corporation to satisfy the "continuity of business enterprise" requirement as provided in Section 1.368-(1)(d) of the Treasury Regulations, and IRIS will not transfer the stock, and the Surviving Corporation will not transfer the assets, of the Surviving Corporation in a manner which would disqualify the Merger as a tax free reorganization under Section 368(a) of the Code.

     5.8 APPOINTMENT OF MR. KELLEY TO IRIS BOARD. Promptly upon consummation of the Merger, IRIS shall appoint Thomas F. Kelley to the IRIS Board of Directors as a Class 3 Director and thereafter nominate Mr. Kelley for reelection at the 1996 Annual Meeting of the IRIS stockholders.


                                    SECTION 6

                              CONDITIONS PRECEDENT

     6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF IRIS. The obligations of IRIS to consummate the Closing and effect the Merger are subject to the satisfaction or waiver, prior to or at the Closing, of each of the following conditions precedent:

          6.1.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of StatSpin contained in this Agreement or in any certificate or document delivered to IRIS pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein), and StatSpin shall have delivered to IRIS a certificate to that effect.

          6.1.2 COMPLIANCE WITH COVENANTS. StatSpin shall have in all material respects performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by them at the Closing Date, and StatSpin shall have delivered to IRIS certificates to that effect.

          6.1.3 NONCOMPETITION AGREEMENT. Thomas F. Kelley, StatSpin's largest stockholder, shall have executed and delivered to IRIS the Noncompetition Agreement.

          6.1.4 ESCROW AGREEMENT. Each holder of StatSpin Common Stock or a StatSpin SAR shall have executed and delivered to IRIS the Escrow Agreement.

          6.1.5 POOLING MATTERS. (i) Each Affiliate of StatSpin shall have executed and delivered to IRIS an Affiliate Agreement; (ii) each Affiliate of IRIS shall have executed and delivered to IRIS an Affiliate Agreement; (iii) IRIS shall have been advised by Coopers & Lybrand, its independent auditors, that the Merger will qualify as a "pooling of interests" under Opinion No. 16 of the Accounting Principles Board; and (iv) Coopers & Lybrand shall have been advised by KPMG, StatSpin's independent auditors, that StatSpin qualifies as a "poolable entity" under Opinion No. 16 of the Accounting Principles Board.

          6.1.6 REGISTRATION RIGHTS AGREEMENTS. Each holder of StatSpin Common Stock, a StatSpin Warrant, a StatSpin Option or a StatSpin SAR shall have executed and delivered to IRIS the Registration Rights Agreement.

          6.1.7 SECURITYHOLDER REPRESENTATION LETTERS. Each holder of StatSpin Common Stock, a StatSpin Warrant, a StatSpin Option or a StatSpin SAR shall have executed and delivered to IRIS a Securityholder Representation Letter.

          6.1.8 CONSENTS OBTAINED; FILINGS. StatSpin shall have obtained all consents and approvals from, and shall have completed all declarations, filings and registrations with, government agencies and private third parties that are required for the execution, delivery and performance of this Agreement by StatSpin, except for such consents, approvals, declarations, filings, and registrations the failure of which to have so obtained or made will not have a Material Adverse Effect on StatSpin.

          6.1.9 NO MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect, or any occurrence or event which could reasonably be expected to have a Material Adverse Effect, on StatSpin.

          6.1.10 LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted or overtly threatened by any governmental agency seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the Transactions, and no legal action or proceeding shall have been instituted or overtly threatened by any private party seeking material monetary awards from IRIS or Merger Sub in connection with the Transactions, or from StatSpin whether or not in connection with the Transactions.

          6.1.11 ALL PROCEEDINGS TO BE SATISFACTORY. All corporate and other proceedings to be taken by StatSpin in connection with the Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to IRIS and its counsel, and IRIS and said counsel shall have received all such certified or other copies of such documents as it may reasonably request.

          6.1.12 OPINION OF COUNSEL FOR STATSPIN. IRIS shall have received the favorable opinion of Goodwin, Proctor & Hoar, counsel to StatSpin, dated the Closing Date, in substantially the form attached as EXHIBIT A.

          6.1.13 IRIS EMPLOYEE ACKNOWLEDGMENT FORM. Each person employed by StatSpin immediately prior to the Effective Time shall have executed and delivered to IRIS a copy of the Employee Acknowledgement Form currently used by IRIS.

          6.1.14 DISSENTING SHARES. The number of Dissenting Shares shall not constitute more than two percent (2%) of the outstanding shares of StatSpin Common Stock.

     6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF STATSPIN. The obligations of StatSpin to consummate the Closing and effect the Merger are subject to the satisfaction or waiver, prior to or at the Closing, of the following conditions precedent:

          6.2.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of IRIS contained in this Agreement or in any certificate or document delivered to StatSpin pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein), and IRIS shall have delivered to StatSpin a certificate to such effect.

          6.2.2 COMPLIANCE WITH COVENANTS. IRIS and Merger Sub shall in all material respects have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at the Closing Date, and IRIS shall have delivered to StatSpin a certificate to that effect.

          6.2.3 CONSENTS OBTAINED; FILINGS. IRIS shall have obtained all consents and approvals from, and shall have completed all declarations, filings and registrations with, government agencies and private third parties that are required for the execution, delivery and performance of this Agreement by IRIS and Merger Sub, except for such consents, approvals, declarations, filings, and registrations the failure of which to have so obtained or made will not have a Material Adverse Effect on IRIS.

          6.2.4 AMEX LISTING. The American Stock Exchange shall have approved for listing, subject only to official notice of issuance, the shares of IRIS Common Stock issuable upon consummation of the Merger.

          6.2.5 EMPLOYMENT AGREEMENT. Thomas F. Kelley and either IRIS or the Surviving Corporation shall have entered into a mutually acceptable employment agreement which shall supersede Mr. Kelley's current employment agreement with StatSpin.

          6.2.6 NO MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect, and no occurrence or event which could reasonably be expected to result in a Material Adverse Effect, on IRIS.

          6.2.7 ALL PROCEEDINGS TO BE SATISFACTORY. All corporate and other proceedings to be taken by IRIS or Merger Sub in connection with the Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to StatSpin and its counsel, and StatSpin and said counsel shall have received all such certified or other copies of such documents as they may reasonably request.

          6.2.8 OPINION OF COUNSEL FOR IRIS. StatSpin shall have received the favorable opinion of Irell & Manella, counsel for IRIS and Merger Sub, dated the Closing Date, substantially in the form attached as EXHIBIT B.

          6.2.9 LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted or overtly threatened by any governmental agency seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the Transactions, and no legal action or proceeding shall have been instituted or overtly threatened by any private party seeking material monetary awards from StatSpin or its stockholders in connection with the Transactions.

          6.2.10 REGISTRATION RIGHTS AGREEMENTS. IRIS shall have executed and delivered the Registration Rights Agreement to the Stockholder Representative.

          6.2.11 MINIMUM IRIS STOCK PRICE. The IRIS Stock Price shall be at least $6.50.

          6.2.12 ESCROW AGREEMENT. IRIS shall have executed and delivered the Escrow Agreement to the Stockholder Representative.


                                    SECTION 7

                                 INDEMNIFICATION

     7.1 INDEMNIFICATION OF IRIS. StatSpin, prior to the Effective Time, and the StatSpin Stockholders, after the Effective Time, shall indemnify and hold harmless IRIS, Merger Sub, the Surviving Corporation and their respective officers, directors, employees and agents from and against the full amount of Losses arising out of or resulting from a breach of any representation, warranty or covenant made by StatSpin in this Agreement; PROVIDED, HOWEVER, that the StatSpin Stockholders shall be liable to IRIS under this Section 7.1 only if the Merger is consummated and only to the extent of the Escrowed Shares held in escrow pursuant to the Escrow Agreement, and the Escrowed Shares shall be IRIS sole and exclusive remedy under this Section 7.1 against the StatSpin Stockholders.

     7.2 INDEMNIFICATION OF STATSPIN AND THE STATSPIN STOCKHOLDERS. IRIS shall indemnify and hold harmless StatSpin and its officers, directors, employees and agents, prior to the Effective Time, and the StatSpin Stockholders, after the Effective Time, from and against the full amount of Losses arising out of or resulting from a breach of any representation, warranty or covenant made by IRIS in this Agreement; PROVIDED, HOWEVER, that IRIS shall be liable to the StatSpin Stockholders under this Section 7.2 only if the Merger is consummated.

     7.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement shall survive until the first (1st) anniversary of the Closing Date, and, subject to the provisions of the Escrow Agreement relating to Contingent Claims (as defined therein), no party may seek indemnity under this Section 7 or any other recovery or remedy for any Loss under this Agreement at any time after such anniversary.

     7.4 DEDUCTIBLE AMOUNT. Notwithstanding the foregoing, neither IRIS, on the one hand, nor StatSpin and the StatSpin Stockholders, on the other hand, shall be required to indemnify the other under the terms of this Agreement unless and until the aggregate amount of the Losses of the other exceeds $30,000, in which case such indemnification obligations shall apply to all Losses in excess of such amount.

     7.5 EFFECT OF DISCLOSURES. The representations and warranties in this Agreement shall remain in full force and effect regardless of any disclosures made to or investigations made by a party; PROVIDED, HOWEVER, that the Indemnifying Party shall have no indemnification obligation hereunder with respect to any breach of a representation or warranty to the extent that the Indemnifying Party proves that it did not have knowledge of such breach but the Indemnified Party did have knowledge of such breach prior to the date hereof.

     7.6 PROCEDURES FOR INDEMNIFICATION. If any claim is asserted or any action or proceeding is brought in respect of which indemnity may be sought, the Indemnified Party will promptly notify the Indemnifying Party in writing of such asserted claim or the institution of such action or proceeding; PROVIDED, HOWEVER, that the Indemnified Party's failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it might otherwise have on account of this indemnity, except to the extent that the Indemnifying Party has been materially prejudiced by such failure to notify.
The Indemnifying Party shall undertake full responsibility for the defense of any Third-Party Claim which, if successful, would result in an obligation of indemnity under this Section 7. The Indemnifying Party may contest or settle any such claim on such terms as the Indemnifying Party may choose, PROVIDED that the Indemnifying Party will not have the right, without the Indemnified Party's prior written consent, to settle any such claim if such settlement (i) arises from or is part of any criminal action, suit or proceeding, (ii) contains a stipulation to, confession of judgement with respect to, or admission or acknowledgement of, any liability or wrongdoing on the part of the Indemnified Party, (iii) relates to any Tax matters,
(iv) provides for injunctive relief, or other relief or finding other than money damages, which is binding on the Indemnified Party, or (v) does not contain an unconditional release of the Indemnified Party. Such defense will be conducted by reputable attorneys retained by the Indemnifying Party at the Indemnifying Party's cost and expense, but the Indemnified Party will have the right to participate in such proceedings and to be separately represented by attorneys of its own choosing. The Indemnified Party will be responsible for the costs of such separate representation unless the Indemnified Party will have reasonably concluded that the interests of the Indemnified Party and the Indemnifying Party in the action conflict in such a manner and to such an extent as to make advisable, consistent with applicable standards of professional responsibility, the retention of separate counsel for the Indemnified Party, in which case the Indemnifying Party will pay for one (but not more than one) separate counsel chosen by the Indemnified Party.

     7.7 FAILURE TO ASSUME DEFENSE. In the event that the Indemnifying Party, by the 30th day after receipt of notice of any asserted claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), fails to assume the defense of such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof. The result of any such defense, compromise or settlement executed by the Indemnified Party in good faith shall be binding upon the Indemnifying Party with respect to its obligations of indemnity under this Section 7.

     7.8 COOPERATION. The Indemnifying Party and the Indemnified Party shall cooperate in determining the validity of any Third-Party Claim or Tax claim for any Loss for which a claim of indemnification may be made hereunder. Each party shall also use all reasonable efforts to minimize all Losses.

     7.9 STOCKHOLDER REPRESENTATIVE. The Stockholder Representative is hereby appointed as agent and representative on behalf of the StatSpin Stockholders with respect to any indemnification claims made hereunder and shall have full authority to accept all notices, and consent to all settlements, on behalf of the StatSpin Stockholders with respect to such claims. IRIS shall, by delivery of written notice to the Stockholder Representative but otherwise in accordance with the applicable notice requirements, be deemed to have satisfied any requirement to deliver notice hereunder or under the Escrow Agreement to the StatSpin Stockholders or any subset thereof.

                                    SECTION 8

                                   TERMINATION

     This Agreement may be terminated at any time on or prior to the Closing:

     8.1 INJUNCTION. By StatSpin or IRIS if any court of competent jurisdiction in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable.

     8.2  MUTUAL AGREEMENT.  By mutual agreement of StatSpin and IRIS.

     8.3 TERMINATION DATE. By StatSpin or IRIS if the Closing shall not have occurred on or before February 15, 1996, provided that the right to terminate this Agreement pursuant to this Section 8.3 shall not be available to a party who has materially breached any representation, warranty or covenant of this Agreement.

     8.4 MATERIAL BREACH. By StatSpin upon a material breach of any representation, warranty or covenant of this Agreement by IRIS, and by IRIS upon a material breach of any representation, warranty or covenant of this Agreement by StatSpin, but only if such breach remains uncured for a period of ten (10) days after receipt of written notice of such breach from the nonbreaching party.

     8.5 EFFECTS OF TERMINATION. If this Agreement is terminated pursuant to this Section 8, all obligations of the parties hereunder shall terminate without liability of any party to any other party except the obligations of the parties under Section 10.3 (Expenses), Section 10.10 (Governing Law;
Jurisdiction), Section 10.11 (Attorneys' Fees), Section 10.14 (Arbitration) and the confidentiality provisions of the Letter of Intent (including, without limitation, the confidentiality obligations thereunder). Nothing contained in this Section 8.5 shall relieve any party of liability for any breach of this Agreement which occurred prior to the date of termination of this Agreement.

     8.6 RIGHTS TO PROCEED. Notwithstanding anything contained in this Agreement to the contrary, if any of the conditions specified in Section 6.1 have not been satisfied, IRIS shall have the right to proceed with the Transactions without waiving any of its rights hereunder arising out of the breach of any representation, warranty or covenant herein; and if any of the conditions specified in Section 6.2 not been satisfied, StatSpin shall have the right to proceed with the Transactions without waiving any of its rights hereunder.

                                    SECTION 9

                                   DEFINITIONS

     The following terms shall have the meanings set forth below:

     "AFFILIATE" shall mean an "affiliate" within the meaning of Rule 145 of the Rules and Regulations promulgated under the Securities Act and requirements for a pooling of interests under Opinion No. 16 of the Accounting Principles Board.

     "ARTICLES OF MERGER" shall have the meaning set forth in Section 1.3.

     "BENEFIT PLANS" shall have the meaning set forth in Section 2.19.

     "CLAIMS" shall mean any and all liens, mortgages, charges, claims, liabilities, options, debts, security interests, secured claims, and other encumbrances of any kind or nature whatsoever, whether or not contingent, liquidated, disputed or known.

     "CLOSING" and "CLOSING DATE" shall have the respective meanings set forth in Section 1.2.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     "DISSENTING SHARES" shall have the meaning set forth in Section 1.6.1.

     "EFFECTIVE DATE" shall mean the date on which the Effective Time falls.

     "EFFECTIVE TIME" shall have the meaning set forth in Section 1.3.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ESCROW AGREEMENT" shall mean an Escrow Agreement, dated the Closing Date, in substantially the form of EXHIBIT G.

     "EXCHANGE RATIO" shall have the meaning set forth in Section 1.6.1.

     "ESCROWED SHARES" shall have the meaning set forth in Section 1.9.

     "FDA" shall have the meaning set forth in Section 2.8.

     "HAZARDOUS MATERIAL" shall mean (i) any substance defined as "hazardous" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); (ii) any substance or matter which results in liability to any person or entity from discharge of or exposure to such substance or matter under any statutory, regulatory or common law theory; (iii) any substance or matter which becomes subject to a federal, state or local agency order or requirement for removal, treatment or remediation; (iv) crude oil or any fraction thereof, and (v) any material defined as "hazardous" under Massachusetts law.

     "INDEMNIFIED PARTY" shall mean, with respect to any Loss or alleged Loss, the party seeking indemnity hereunder.

     "INDEMNIFYING PARTY" shall mean, with respect to any Loss or alleged Loss, the party from whom indemnity is being sought hereunder.

     "INTELLECTUAL PROPERTY" shall mean all patents, pending patents, trademarks, service marks, trade names, trade secrets and registered copyrights presently used by StatSpin in the conduct of its business.

     "IRIS" shall mean International Remote Imaging Systems, Inc., a Delaware Corporation.

     "IRIS COMMON STOCK" shall mean the common stock, $.01 par value per share, of IRIS.

     "IRIS FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 3.5.

     "IRIS SEC DOCUMENTS" shall have the meaning set forth in Section 3.5.

     "IRIS STOCK PRICE" shall mean $7.58 per share of IRIS Common Stock, which represents the average closing price of a share of IRIS Common Stock on the American Stock Exchange for the 10-day period ending on the third business day preceding the date of this Agreement.

     "LETTER OF INTENT" shall mean the letter from IRIS to StatSpin dated October 27, 1995 confirming their mutual intention that IRIS acquire all of the outstanding capital stock of StatSpin.

     "LOSSES" shall mean any and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses and court costs incident to any suit, action, investigation or other proceedings), damages and losses, net of any insurance proceeds or tax benefits received with respect thereto.

     "MASSACHUSETTS BUSINESS CORPORATION LAW" shall mean the Business Corporation Law of the Commonwealth of Massachusetts, Chapter 156B of the General Laws of Massachusetts, as amended.

     "MATERIAL ADVERSE EFFECT" shall mean, with respect to any party hereto, a material adverse effect on the financial condition, results of operations, properties, assets, liabilities, business or, to the best of such party's knowledge, prospects of such party and, in the case of StatSpin, the Surviving Corporation after the Effective Time.

     "MATERIAL CONTRACT" shall have the meaning set forth in Section 2.15.

     "MERGER" shall have the meaning set forth in Section 1.1.

     "MERGER SUB" shall mean Statspin Acquisition Corporation, a Massachusetts corporation and wholly-owned subsidiary of IRIS.

     "NONCOMPETITION AGREEMENT" shall mean a Noncompetition Agreement, dated the Closing Date, in substantially the form of EXHIBIT C.

     "OFFERING MEMORANDUM" shall have the meaning set forth in Section 5.3.

     "PERMITS AND LICENSES" shall mean any and all federal, state and local governmental permits, licenses, consents, approvals and authorizations, the loss or violation of which would have a Material Adverse Effect on StatSpin, including, without limitation, any required product marketing approvals and manufacturing certifications from the FDA.

     "PREMISES" shall have the meaning set forth in Section 2.9.

     "REGISTRATION RIGHTS AGREEMENT" shall mean a Registration Rights Agreements, dated the Closing Date, by and among IRIS and the holders of StatSpin Common Stock, StatSpin Warrants, StatSpin Options and StatSpin SAR's in substantially form of EXHIBIT E.

     "RELATED PARTY" shall mean any stockholder, director or officer StatSpin, any other person or entity that controls StatSpin, or any family member of any of the foregoing.

     "SAR CAP" shall mean, with respect to any StatSpin SAR held by certain former employees of StatSpin, the fair market value per share of StatSpin Common Stock on the date of such former employee's termination, determined in accordance with the terms of such StatSpin SAR and set forth on SCHEDULE 2.4(B).

     "SEC" shall mean the Securities and Exchange Commission.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     "SECURITYHOLDER REPRESENTATION LETTER" shall mean a representation letter, dated the Closing Date, in substantially the form attached at EXHIBIT F.

     "STATSPIN" shall mean Norfolk Scientific, Inc., a Massachusetts corporation doing business as "StatSpin Technologies."

     "STATSPIN COMMON STOCK" shall mean the common stock, $1.00 par value per share, of StatSpin.

     "STATSPIN FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 2.5.

     "STATSPIN OPTION" shall have the meaning set forth in Section 1.8.

     "STATSPIN SAR" shall mean a stock appreciation right granted by StatSpin to an employee of StatSpin.

     "STATSPIN STOCKHOLDERS" shall mean the holders of record at the Effective Time of StatSpin Common Stock and the holders of record at the Effective Time of StatSpin SAR's.

     "STATSPIN STOCK PRICE" shall mean the value of a share of StatSpin Common Stock determined on a fully-diluted basis, which the parties agree is $31.04 per share of StatSpin Common Stock based upon the capitalization set forth in SCHEDULES 2.4(A) AND 2.4(B).

     "STATSPIN WARRANT" shall have the meaning set forth in Section 1.8.

     "STOCKHOLDER REPRESENTATIVE" shall mean Thomas F. Kelley, the individual appointed as agent and representative pursuant to the Escrow Agreement for the holders of record at the Effective Time of StatSpin Common Stock and StatSpin SAR's.

     "SURVIVING CORPORATION" shall have the meaning set forth in Section 1.1.

     "TAX OR TAXES" shall mean any and all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

     "THIRD-PARTY CLAIM" shall mean a claim brought by a third party for which indemnification is sought pursuant to Section 7.

     "TRANSACTIONS" shall mean the transactions contemplated by this Agreement.

     "TRANSFER" shall mean any sale, transfer, assignment, hypothecation, encumbrance or other disposition, whether voluntary or involuntary or whether by gift, bequest or otherwise.

                                   SECTION 10

                                  MISCELLANEOUS

     10.1 ENTIRE AGREEMENT; MODIFICATIONS. This Agreement and any documents referred to herein or executed contemporaneously herewith constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof; PROVIDED, HOWEVER, that the paragraphs of the Letter of Intent which are expressly designated as binding shall remain in full force and effect. This Agreement may not be amended, altered or modified except by a writing signed by the parties.

     10.2 MEANING OF "KNOWLEDGE". Whenever a representation or warranty is stated to be based on the "KNOWLEDGE" of a party, such phrase refers to whether any director or senior officer (i.e. an officer with a title at least equal to vice president) of such party has actual knowledge of the matter involved. The phrase "BEST KNOWLEDGE" shall refer to the "knowledge" of such directors or officers after reasonable inquiry to the extent prudent under the circumstances.

     10.3 EXPENSES. Except as set forth in Section 8.5, whether or not the Transactions are consummated, none of the parties hereto shall have any obligation to pay any of the fees and expenses of any other party incident to the negotiation, preparation and execution of this Agreement or any related agreements, including the fees and expenses of counsel, accountants, investment bankers and other experts.

     10.4 WAIVERS. StatSpin may by written notice to IRIS, or IRIS may, by written notice to the StatSpin, (a) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement;
(b) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement; or (d) waive performance of any of the obligations of the other parties under this Agreement. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder, (i) no waiver or extension of time will be effective unless expressly contained in a writing signed by the waiving party or its representative, and
(ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence.

     10.5 COOPERATION. Each party hereto agrees, both before and after the Effective Time, to execute any and all further documents and writings and to perform such other actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

     10.6 THIRD-PARTY BENEFITS. None of the provisions of this Agreement will be for the benefit of, or enforceable by, any third-party beneficiary; PROVIDED, HOWEVER that

(i) the holders of StatSpin Common Stock shall be third-party beneficiaries of Sections 1.6.4 (Exchange of Certificates), 3 (Representations and Warranties of
IRIS), 5.7 (Tax Compliance and Reporting) and 7.2 (Indemnification of StatSpin and StatSpin Stockholders), (ii) the holders of StatSpin Warrants shall be third-party beneficiaries of Sections 1.8 (Assumption of Warrants and Stock Options) and 3 (Representations and Warranties of IRIS), (iii) the holders of StatSpin Options shall be third-party beneficiaries of Sections 1.8 (Assumption of Warrants and Stock Options) and 3 (Representations and Warranties of IRIS),
(iv) the holders of StatSpin SAR's shall be third-party beneficiaries of Sections 1.7.3 (Exchange of StatSpin SAR Agreements) and 3 (Representations and Warranties of IRIS), (v) the directors and officers of StatSpin at the Effective Time shall be third-party beneficiaries of the provisions of Section 5.6 (Indemnification of Directors and Officers) and (vi) the employees of StatSpin shall be third-party beneficiaries of Section 5.5 (Benefit Plans).

     10.7 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. None of the parties may assign any of his or its rights under this Agreement without the prior written consent of the others.

     10.8 REMEDIES NOT EXCLUSIVE. Subject to Section 10.14 ("Arbitration"), no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

     10.9 NOTICES. All notices under this Agreement will be in writing and will be delivered by personal service or facsimile or certified mail (or, if certified mail is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. Any notice sent by certified mail will be deemed to have been given three (3) days after the date on which it is mailed. All other notices will be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

          (a)  If to IRIS:

                    International Remote Imaging Systems, Inc.
                    9162 Eton Avenue
                    Chatsworth, California 91311
                    Attn:     Fred H. Deindoerfer
                              Chairman of the Board and President
                    Telephone:     (818) 709-1244
                    Facsimile:     (818) 700-9661

               With a copy to:

                    Irell & Manella
                    1800 Avenue of the Stars, Suite 900
                    Los Angeles, CA  90067
                    Attn:     Theodore E. Guth, Esq.
                    Telephone:     (310) 277-1010
                    Facsimile:     (310) 204-7199

          (b)  If to StatSpin:

                    Norfolk Scientific, Inc.
                    c/o StatSpin Technologies
                    85 Morse Street
                    Norwood, Massachusetts 02062
                    Attn:     Thomas F. Kelley, Ph.D.
                              Chairman of the Board and President
                    Telephone:     (617) 551-0100
                    Facsimile:     (617) 551-0036

               With a copy to:

                    Goodwin, Procter & Hoar
                    Exchange Place
                    Boston, Massachusetts 02109
                    Attn:     John R. LeClaire, Esq.
                    Telephone:     (617) 570-1144
                    Facsimile:     (617) 523-1231

     10.10 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement has been negotiated and entered into in the State of California, and all questions with respect to the Agreement and the rights and liabilities of the parties under this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California without regard to the conflict of laws rules of the State of California or any other jurisdiction. Subject to
Section 10.14 ("Arbitration"), any litigation between the parties that arises from or relates to this Agreement shall be conducted exclusively in Los Angeles, California. Each party (i) irrevocably consents to the exclusive jurisdiction of the Los Angeles Superior Court and the Federal District Court for the Central District of California (or their successor courts) for all purposes in connection with any litigation that arises from or relates to this Agreement,
(ii) agrees that any litigation arising from or relating to this Agreement shall be instituted and prosecuted only in the such courts, (iii) waives any rights it may have to personal service of summons, complaint, or other process in connection therewith, and (iv) agrees that service may be made by registered or certified mail addressed to such party sent to the addresses designated from time to time in accordance with Section 10.9.

     10.11 ATTORNEYS' FEES. Should any litigation or arbitration be commenced (including any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party or parties prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to the attorneys' fees and court costs incurred by reason of such litigation or arbitration.

     10.12 HEADINGS. The Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Section.

     10.13 SEVERABILITY. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect. To the extent permitted by applicable law, the parties hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

     10.14     ARBITRATION AS EXCLUSIVE REMEDY.  Subject to the proviso in
Section 7.1 (Indemnification of IRIS) and except for actions seeking injunctive relief, which may be brought before any court having jurisdiction, any claim arising out of or relating to (i) this Agreement, including, but not limited to, its validity, interpretation, enforceability or breach, or (ii) the relationship between the parties (including its commencement and termination) which are not settled by agreement between the parties, shall be settled by arbitration conducted exclusively in Los Angeles, California before a board of three arbitrators, one selected by each party, and the third by the two persons so selected, all in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. The notice of intent to arbitrate shall name one arbitrator, and the party(ies) receiving the notice shall name the second arbitrator within 15 days or the moving party may select the second arbitrator from a list supplied by the AAA. In the event that these two arbitrators cannot agree upon a third arbitrator within 15 days, then the third arbitrator shall be selected from the list provided by the AAA with the parties striking names in order with the party striking first to be determined by the flip of a coin. The parties hereby consent to the in personam jurisdiction of the Superior Court of the State of California for purposes of confirming any such award and entering judgment thereon. In any arbitration proceedings hereunder, (a) all testimony of witnesses shall be taken under oath;
(b) discovery will be allowed under the provisions of Section 1283.05 of the California Code of Civil Procedure, as presently in force, which are incorporated herein; (c) upon conclusion of any arbitration, the arbitrators shall render findings of fact and conclusions of law in a written opinion setting forth the basis and reasons for any decision reached and deliver such documents to each party to this Agreement along with a signed copy of the award in accordance with Section 1283.6 of the California Code of Civil Procedure; and
(d) the rules of evidence as then applicable to civil actions under California law shall be applied in the arbitration. Each party agrees that the arbitration provisions of this Agreement are its exclusive remedy and expressly waives any right to seek redress in another forum. Each party shall bear the fees of the arbitrator appointed by it, and the fees of the neutral arbitrators shall be borne equally by each party during the arbitration, but the fees of all arbitrators shall be borne by the losing party.

     10.15 AGREEMENT NEGOTIATED. The parties hereto are sophisticated and have consulted legal counsel with respect to this transaction. As a consequence, the parties do not believe that the presumptions of California Civil Code Section 1654 relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

     10.16 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                      *** [NEXT PAGE IS SIGNATURE PAGE] ***

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                     "IRIS"

                                     INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.



                                     By: /s/ Fred H. Deindoerfer
                                        ---------------------------------------

                                     Name:  Fred H. Deindoerfer
                                           ------------------------------------

                                     Title: Chairman of the Board and President
                                            -----------------------------------


                                     "MERGER SUB"

                                     STATSPIN ACQUISITION CORPORATION



                                     By: /s/ Fred H. Deindoerfer
                                        ---------------------------------------

                                     Name:  Fred H. Deindoerfer
                                           ------------------------------------

                                     Title: Chairman of the Board and President
                                            -----------------------------------


                                     "STATSPIN"

                                     NORFOLK SCIENTIFIC, INC.



                                     By: /s/ Thomas F. Kelley
                                        ---------------------------------------

                                     Name:  Thomas F. Kelley
                                           ------------------------------------

                                     Title: President
                                            -----------------------------------